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EXHIBIT 10.8.8

                        ADDENDUM TO EMPLOYMENT AGREEMENT
                BETWEEN SUMMIT MANAGEMENT COMPANY AND DOUG BROUT

1. The consulting Agreement entered into by the parties on April 15, 1996 will terminate effective as of the date of this agreement. The following terms of the Consulting Agreement will survive its termination:

         a. Employees' medical insurance costs pursuant the COBRA coverage in place from prior employment will continue to be reimbursed by the Company as agreed until Employee is eligible for the Company's medical coverage.

         b. A .10% (ten basis points) bonus will be paid at closing for the properties listed on the attached schedule if purchased by the Company. The bonus will be computed based on the total purchase price including any stock/securities.

2. A Severance payment for termination by the Company or its assigns, without cause, will be computed at one months salary per year of service pro rated for partial years. This provision does not apply during the first year of service however the initial year will be counted in any future Severance calculation.



"EMPLOYEE"

By: /s/ Doug E. Brout
    ___________________
    Doug E. Brout


SUMMIT MANAGEMENT COMPANY

By: /s/ John T. Gray
    __________________
    John T. Gray
    President